Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Sheldon Saidman
(719) 548-9963

Concept Ventures Corporation Guandong Province People’s Republic of China
NEWS RELEASE

RITAR INTERNATIONAL GROUP LIMITED UTILIZES APOsm SERVICE TO
GO PUBLIC AND COMPLETE PRIVATE FINANCING

Shenzhen, China, February 16, 2007 - Concept Ventures Corporation (“Concept Ventures”) (OTCBB: CNVN.OB) announced the closing of a share exchange transaction with the shareholders of Ritar International Group Limited, a British Virgin Islands corporation (“Ritar”) and a related private placement financing transaction. Concept Ventures will operate through its consolidated indirect Chinese subsidiaries to execute upon the current business plan of those subsidiaries.

In the share exchange transaction, Ritar’s stockholders were issued 11,694,663 shares of Concept Ventures’ common stock in exchange for 100% of the issued and outstanding shares of Ritar. The shares of common stock received by the stockholders of Ritar represent 88.4% of the total issued and outstanding common stock of Concept Ventures, before the closing of the private placement. In conjunction with the exchange transaction, Concept Ventures closed a private placement of its common stock in which it will issue up to 5,724,292 shares of its common stock in exchange for anticipated gross offering proceeds of $12.25 million, before payment of commissions and fees. On the closing date, the company received gross offering proceeds of approximately $10,800,000 with the balance of $1,450,000 anticipated to be received on or before the close of business on February 20, 2007. Assuming the issuance of 5,724,292 shares of common stock to the investors, the shares of common stock held by such investors shall represent 27.8% of the total outstanding common stock of Concept Ventures on a fully diluted basis.  In addition, Concept Ventures granted to the same investors three-year warrants to purchase 1,317,746 shares of Concept Ventures common stock at $2.78 per share, assuming the issuance of all 5,724,292 shares to the investors. Following the consummation of the private placement, the issuance of the investor warrants and the issuance of compensatory warrants issued in the transaction, the number of shares of Common Stock of Concept Ventures outstanding on a fully diluted basis is 20,558,228.

On February 16, 2007, Mr. Jiada Hu, Concept Ventures new Chief Executive Officer, transferred 864,486 shares of Concept Ventures common stock to the same investors in exchange for $1,850,000. Concept Ventures did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that Ritar made to Mr. Hu in September 2006.

In connection with the private placement, Jiada Hu, Concept Venture’s new Chief Executive Officer and largest stockholder, entered into an escrow agreement to secure a make good commitment that was made by Concept Ventures. Concept Ventures committed to achieve minimum after tax net income thresholds of $5,678,000 for the fiscal year ending December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. If the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of Ritar common stock that are now owned by Mr. Hu and held under the escrow based upon on a pre-defined formula agreed to between the investors and Mr. Hu.

As a result of the exchange transaction, Ritar has become a wholly-owned subsidiary of Concept Ventures. Mr. Jiada Hu was appointed to the Board of Directors of Concept Ventures and the senior executive officers of Ritar were elected as executive officers of Concept Ventures upon the resignation of the company’s executives. Concept Ventures’ shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, CNVN.OB

Ritar designs, develops, manufactures and sells environmentally friendly lead-acid batteries with a wide range of applications and capacities, and has a strong presence in the light electric vehicle (or “LEV”) segment, in China. Ritar markets, sells and services 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid or VRLA, batteries.

For the nine months ended September 30, 2006, Ritar reported consolidated revenues of approximately $28.09 million and consolidated net income of approximately $3.20 million.

The company expects to achieve revenues of $61.9 million for the fiscal year ending December 2007 and $92.1 million for the fiscal year ending December, 2008.

Mr. Jiada Hu, the new Chief Executive Officer of Concept Ventures stated, "We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.”

Roth Capital Partners, LLC acted as the placement agent in the $12.25 million private placement transaction. Heritage Management Consultants, Inc. provides professional and management and advisory services to Ritar.

APOsm is a service mark of Halter Financial Group, Inc. (“HFG”). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Concept Ventures and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Concept Ventures is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.